EX32.1

Written Statement of the Chief Executive Officer Pursuant to 18 U.S.C.  1350

Solely for the purposes of complying with 18 U.S.C. 1350, I, the undersigned Principal Executive Officer of McKenzie Bay International, Ltd. (the "Company"), hereby certifies, based on my knowledge, that the Quarterly Report on Form 10-QSB of the Company for the quarter ended June 30, 2004 (the "Report") fully complies with the requirements of Section 13(a) of the
Securities Exchange Act  of 1934   and  that  information  contained  in  the
Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                            Date: September __, 2004


                             /s/ Gary L. Westerholm
                             ----------------------
                               Gary L. Westerholm
                          Principal Executive Officer